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                                                                 EXHIBIT (a) (4)

                              FORM OF LETTER FROM
                       FERRIS, BAKER WATTS, INCORPORATED
             TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES
                                 AND NOMINEES.

                           OFFER TO PURCHASE FOR CASH
                    UP TO 860,000 OF ITS COMMON SHARES AT A
                       PURCHASE PRICE OF $12.00 PER SHARE
                                       BY

                                POLK AUDIO, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
        DAYLIGHT TIME, ON APRIL 30, 1999, UNLESS THE OFFER IS EXTENDED.

                                 MARCH 30, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Polk Audio, Inc., a Maryland corporation (the "Company"), to act as Dealer Manager in connection with the Company's offer to purchase up to 860,000 shares (or such lesser number of shares as are properly tendered) of common stock, $0.01 par value per share (the "Shares"), of the Company at a price of $12.00 Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated March 30, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

 THE OFFER IS NOT CONDITIONED ON A MINIMUM NUMBER OF SHARES BEING TENDERED. THE
            OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 860,000 Shares (or such greater amount of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares first from any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on March 30, 1999 and who continue to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place in the Letter of Transmittal (and, if applicable, on a notice of guaranteed delivery), who properly tender all their Shares, and then on a pro rata basis from all other stockholders who properly tender Shares (and do not properly withdraw such Shares prior to the Expiration
Date).

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated March 30, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares (together with the accompanying Substitute Form W-9);

          3. A letter to stockholders of the Company dated March 30, 1999 from George M. Klopfer, Chief Executive Officer of the Company;

          4. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
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          6. Guidelines for Certification of Taxpayer Identification Number on
     Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON APRIL 30, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but cannot deliver their certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described under "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Ferris, Baker Watts, Incorporated (the "Dealer Manager") or to Georgeson & Company Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very Truly Yours,

                                          FERRIS, BAKER WATTS, INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENT AND THE STATEMENTS CONTAINED THEREIN.

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